Exhibit 99.1

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Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS COMPLETES ENROLLMENT AND INITIAL DOSING OF tgAAC94 PHASE I/II TRIAL IN PATIENTS WITH INFLAMMATORY ARTHRITIS

Seattle, WA - May 24, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has achieved its enrollment target of 120 patients in its ongoing Phase I/II clinical trial of tgAAC94. The study is designed to assess the safety and potential efficacy of different doses of tgAAC94 administered directly to affected joints of patients with inflammatory arthritis. tgAAC94 is an investigational therapy that utilizes an adeno-associated virus (AAV) vector to deliver the gene encoding a soluble form of the receptor for TNF-alpha (TNFR: Fc). The TNFR:Fc protein is a potent inhibitor of tumor necrosis factor-alpha (TNF-alpha), a key mediator of inflammation.

“We are pleased with the rapid pace of enrollment in this study, and believe that it reflects the substantial unmet medical needs of patients with inflammatory arthritis,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Interim data suggest that tgAAC94 reduces tenderness and swelling in treated joints in patients whether or not they are taking concomitant systemic TNF-alpha antagonist therapy. Completing enrollment and initial dosing in this trial is an important step in the development of tgAAC94. We expect to present additional interim data from the trial at multiple scientific venues during 2007, and data from the completed study in mid-2008.”

In the ongoing Phase I/II study, 120 adults were randomized into three dose levels to receive a single intra-articular injection of either tgAAC94 or placebo into the knee, ankle, wrist, metacarpophalangeal or elbow, followed by an open-label injection of tgAAC94 after 12 to 30 weeks, depending on when arthritis symptoms in the target joint meet criteria for re-injection. Following the second injection, all subjects are followed for an additional 30 weeks.

Interim data from the study were reported in February 2007 on 61 subjects randomized into three dose cohorts. The data support the safety and tolerability of single and repeat intra-articular injections of tgAAC94 to affected joints at doses up to 1x10(13) DNase Resistant Particles per milli-liter (DRP/mL) of joint fluid in subjects with and without systemic TNF-alpha antagonists. The data continue to suggest that treatment with tgAAC94 may lead to improvements in signs and symptoms of arthritis in injected joints.

Interim data from this study were also presented at the American College of Rheumatology Annual Scientific meeting in November 2006. Investigators reported that among the first 41 subjects randomized to the two lower doses of tgAAC94 or placebo, 7 of 10 subjects (70%) who received placebo qualified for open label tgAAC94 prior to 30 weeks, in contrast to 16 of 31 subjects (52%) who received tgAAC94. The median time to second injection was 120, 129 and 145 days for subjects who received placebo, tgAAC94 1x10(11) DRP/mL and tgAAC94 1x10(12) DRP/mL, respectively.

Future clinical study design will be based on results from the ongoing Phase I/II clinical study and initiation of the next trial is anticipated for the first half of 2008.

About tgAAC94
tgAAC94 is being developed as a potential supplement to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR: Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company's rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, and our ability to commercialize tgAAC94 and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants for future trials, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2006 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended March 31, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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